Exhibit 99.1

Contact:	Thomas J. Sargeant	Gary Tiedemann
	Chief Financial Officer	Director of Investor Relations
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4635	703-317-4704
For Immediate Release
AVALONBAY COMMUNITIES INC. ANNOUNCES
FIRST QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended March 31, 2006 was $111,902,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.49 for the quarter ended March 31, 2006, compared to $0.92 for the comparable period of 2005, a per share increase of 62.0%. This increase is primarily attributable to the timing and volume of gains on the sale of assets in the quarter ended March 31, 2006 as compared to the same period of 2005, coupled with growth in income from existing and newly developed communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended March 31, 2006 was $86,844,000, or $1.15 per share compared to $71,249,000, or $0.96 per share for the comparable period of 2005, a per share increase of 19.8%. FFO per share for the quarter ended March 31, 2006 includes $0.17 per share related to the sale of a land parcel. FFO per share for the quarter ended March 31, 2005 includes several non-routine items totaling $0.07 per share. Adjusting for these non-routine items in both periods, FFO per share increased 10.1%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO said, “We enjoyed double-digit FFO growth, which was driven by 7.5% NOI growth. This was our strongest operating performance in five years and underscores the increasing value of our operating portfolio and of our communities under development and in planning.”
Operating Results for the Quarter Ended March 31, 2006 Compared to the Quarter Ended March 31, 2005
For the Company, including discontinued operations, total revenue increased by $6,787,000, or 4.0% to $176,789,000. For Established Communities, rental revenue increased 6.1%, comprised of an increase in Average Rental Rates of 5.0% and an increase in Economic Occupancy of 1.1%. As a result, total revenue for Established Communities increased $7,802,000 to $135,487,000. Operating expenses for Established Communities increased $1,177,000 or 2.9% to $41,897,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $6,625,000 or 7.6%, to $93,590,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2005 to the first quarter of 2006:

1Q 06 Compared to 1Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.4%	5.8%	3.8%	41.6%
Mid-Atlantic	8.4%	(0.6%)	12.2%	17.8%
Midwest	0.7%	2.8%	(0.7%)	2.1%
Pacific NW	7.8%	7.8%	7.7%	4.5%
No. California	6.8%	1.1%	9.4%	22.9%
So. California	6.6%	(0.5%)	9.7%	11.1%

Total	6.1%	2.9%	7.6%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in GAAP rental revenue and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

1Q 06 vs 1Q 05
GAAP Rental Revenue	6.1%

Rental Revenue with Concessions on a Cash Basis	6.5%

Development and Redevelopment Activity
The Company completed development of Avalon at Bedford Center during the first quarter of 2006 for a Total Capital Cost of $25,300,000. Avalon at Bedford Center is a garden-style and townhome community containing 139 apartment homes and is located in the Boston, MA area.
In addition, the Company commenced construction of two communities during the first quarter of 2006: Avalon on the Sound II, a high-rise community located in the New York, NY area, and Avalon Meydenbauer, a mid-rise community located in the Seattle, WA area. These two communities are expected to contain an aggregate of 956 apartment homes when completed for a Total Capital Cost of $268,500,000.
The Company commenced redevelopment of two communities during the first quarter of 2006: 200 Arlington Place, located in the Chicago, IL area, and Avalon Walk, a two-phase community located in the Fairfield-New Haven, CT area. These communities contain an aggregate of 1,173 apartment homes. The expected Total Capital Cost to redevelop these communities is $18,700,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the first quarter of 2006, the Company sold two communities, Avalon Estates, located in the Boston, MA area, and Avalon Cupertino, located in San Jose, CA. These two communities, which contained a total of 473 apartment homes, were sold for an aggregate sales price of $122,550,000. The sale of these two communities resulted in a gain as reported in accordance with GAAP of $65,419,000 and an Economic Gain of $51,469,000.
In April 2006, the Company sold Avalon Corners, located in the Fairfield-New Haven, CT area. This community contained 195 apartment homes and was sold for a price of $60,200,000. This resulted in a GAAP gain of approximately $31,900,000 and an Economic Gain of approximately $26,800,000.
The weighted average Initial Year Market Cap Rate related to these three communities was 4.4%, and the Unleveraged IRR over an approximate eight year weighted average holding period was 16.6%. The buyers of these three assets intend to continue to operate these communities as rental apartments.
In addition, the Company sold a parcel of land located in the Northern NJ area during the first quarter of 2006, for a sales price of $15,000,000. This land parcel was purchased in 1997 in connection with the development of the Tower at Avalon Cove, which was sold in December 2005. The sale of this land parcel resulted in a GAAP gain and an Economic Gain of $13,166,000.
Investment Activity
During the first quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%, acquired one community, Aurora at Yerba Buena for $66,000,000. Aurora at Yerba Buena is a mixed-use community located in San Francisco, CA, containing 160 apartment homes and 32,000 square feet of fully leased retail space. The Company’s pro rata share of the capital invested in this acquisition is approximately $10,000,000.
In addition, the Company transferred the assets of Avalon at Juanita Village, a 211 apartment-home community located in the Seattle, WA area, to a joint venture entity. The Company completed construction of Avalon at Juanita Village at the end of 2005 for a Total Capital Cost of $45,300,000. The Company was reimbursed for the Total Capital Cost upon transfer of the assets to the joint venture. The Company does not hold an equity interest in the joint venture, but retained a promoted residual interest in the profits of the entity.
Financing, Liquidity and Balance Sheet Statistics
As of March 31, 2006, the Company had no outstanding balance under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 21.8% at March 31, 2006. Unencumbered NOI for the year ended March 31, 2006 was approximately 85% and Interest Coverage for the first quarter of 2006 was 3.3 times.
The Company currently has an effective shelf registration statement on file with the Securities and Exchange Commission. During the first quarter of 2006, the Company increased its debt and equity capacity under its shelf registration statement to $750,000,000.
Second Quarter and Full Year Outlook
The Company expects EPS in the range of $1.36 to $1.40 for the second quarter of 2006. The Company expects EPS in the range of $3.79 to $3.93 for the full year 2006.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

The Company expects Projected FFO per share in the range of $0.97 to $1.01 for the second quarter of 2006. The sale of the land parcel in the first quarter of 2006 was not included in the full year 2006 Projected FFO range provided on January 24, 2006. The Company is increasing its outlook for Projected FFO per share to a range of $4.18 to $4.32 for the full year 2006. This revised outlook reflects the gain on the sale of land during the first quarter 2006, as well as better than expected operating results in the first quarter of 2006.
Second Quarter 2006 Conference Schedule
Management is scheduled to present and conduct a question and answer session at the REITWeek 2006: NAREIT Investor Forum on June 6 — 8, 2006, which may include reference to the Company’s operating environment and trends; development, redevelopment, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. Details on how to access a webcast and/or related materials will be available at http://www.avalonbay.com/events on June 1, 2006.
Other Matters
The Company will hold a conference call on April 26, 2006 at 1:00 PM EDT to review and answer questions about its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally. To hear a replay of the call, which will be available from April 26, 2006 at 4:00 PM EDT until May 3, 2006 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 6627245.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html.
About AvalonBay Communities, Inc.
As of March 31, 2006, the Company owned or held an ownership interest in 158 apartment communities containing 46,117 apartment homes in ten states and the District of Columbia, of which 16 communities were under construction and four communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com . For additional information, please contact Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635 or Gary Tiedemann, Director of Investor Relations at 1-703-317-4704.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in the text of this earnings release, are defined and further explained on Attachment 12, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 12 is included in the full earnings release available on the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Net income	$114,077	$69,610
Dividends attributable to preferred stock	(2,175)	(2,175)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	40,262	40,950
Minority interest, including discontinued operations	99	477
Gain on sale of previously depreciated real estate assets	(65,419)	(37,613)

FFO attributable to common stockholders	$86,844	$71,249

Average shares outstanding — diluted	75,290,124	74,258,296
EPS — diluted	$1.49	$0.92

FFO per common share — diluted	$1.15	$0.96

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Net income	$114,077	$69,610
Property management and other indirect operating expenses	8,631	7,129
Corporate — level other income	(1,196)	(548)
Investments and investment management	1,471	992
Interest expense, net	28,664	32,118
General and administrative expense	6,283	7,159
Joint venture income, minority interest	(95)	(6,070)
Depreciation expense	39,619	38,874
Gain on sale of real estate assets	(78,585)	(37,613)
Income from discontinued operations	(1,770)	(4,605)

NOI from continuing operations	$117,099	$107,046

Established:
Northeast	$33,073	$31,871
Mid-Atlantic	18,490	16,481
Midwest	1,666	1,677
Pacific NW	5,167	4,795
No. California	24,995	22,840
So. California	10,199	9,301

Total Established	93,590	86,965

Other Stabilized	14,287	12,395
Development/Redevelopment	9,222	7,686

NOI from continuing operations	$117,099	$107,046

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of March 31, 2006). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Income from discontinued operations	$1,770	$4,605
Interest expense, net	—	4
Depreciation expense	298	2,232

NOI from discontinued operations	$2,068	$6,841

NOI from assets sold	$296	$5,258
NOI from assets held for sale	1,772	1,583

NOI from discontinued operations	$2,068	$6,841

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Rental revenue (GAAP basis)	$135,412	$127,619
Concessions amortized	4,015	5,489
Concessions granted	(1,776)	(3,907)

Rental revenue (with concessions on a cash basis)	$137,651	$129,201

% change — GAAP revenue		6.1%

% change — cash revenue		6.5%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the quarter ended March 31, 2006 to gain on sale in accordance with GAAP is presented on Attachment 11. For the disposition of Avalon Corners, which occurred subsequent to March 31, 2006, the Economic Gain of approximately $26,800,000 represents a GAAP gain of approximately $31,900,000 less accumulated depreciation of $5,100,000.
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q2 06	$1.36	$1.40
Projected depreciation (real estate related)	0.53	0.57
Projected gain on sale of operating communities	(0.92)	(0.96)

Projected FFO per share (diluted) — Q2 06	$0.97	$1.01

Projected EPS (diluted) — Full Year 2006	$3.79	$3.93
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.78)	(1.82)

Projected FFO per share (diluted) — Full Year 2006	$4.18	$4.32

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2006 are as follows (dollars in thousands):

Net income	$114,077
Interest expense, net	28,664
Depreciation expense	39,619
Depreciation expense (discontinued operations)	298

EBITDA	$182,658

EBITDA from continuing operations	$115,171
EBITDA from discontinued operations	67,487

EBITDA	$182,658

EBITDA from continuing operations	$115,171
Land gains	(13,166)

EBITDA from continuing operations, excluding land gains	$102,005

Interest expense, net	28,664
Dividends attributable to preferred stock	2,175

Interest charges	30,839

Interest coverage	3.3

In the calculations of EBITDA above, EBITDA from discontinued operations includes $65,419 in gain on sale of communities.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved